Exhibit 10.12(e)
AWARD AGREEMENT OF PERFORMANCE-BASED
RESTRICTED STOCK UNITS
UNDER THE ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN
     This Award Agreement of Performance-Based Restricted Stock Units is dated as of April 29, 2008, by and between Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), and [name of employee] (“Grantee”), pursuant to the Company’s 1998 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this document shall have the meaning set forth in the Plan.
     Pursuant to authorization by the Human Resources Committee of the Board of Directors (the “Committee”), which has been designated by the Board of Directors of the Company to administer the Plan, the parties agree as follows.
1.	Grant of Units.
     The Company hereby grants to the Grantee a total of [number of RSU] performance-based restricted stock units (“Units”) under the Plan, for no consideration from the Grantee, with the restrictions set forth below. Each such Unit shall be a notional share of common stock of the Company (“Common Stock”), with the value of each Unit being equal to the fair market value of a share of Common Stock at any time.
2.	Restrictions on Alienation of Units.
     Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Units are removed and the Units are delivered to the Grantee in the form of shares of Common Stock in the manner described below in Section 8.
3.	Number of Units Awarded.
     The number of Units ultimately to be awarded to the Grantee upon vesting is contingent upon the cumulative amount of earnings per share achieved by the Company for the three year measurement cycle, Fiscal Years 2008 through 2010 (October 1, 2007 through September 30, 2010). The percentage of Units earned for each level of the cumulative amount of earnings per share is illustrated in the performance schedule below. In addition, should the performance levels achieved be between the stated criteria below, straight-line interpolation will be used. For example, should the cumulative amount of earnings per share for the three-year period be $[      ], the percentage of Units earned would be 125% of the number of Units originally granted.

Performance-Based Restricted Stock Units
Performance Schedule for Grant of Performance Period FY 2008-2010

		Restricted Stock Units
Performance Level	Cumulative 3-Yr. EPS	Earned
Below Threshold	Less than $______	0%
Threshold	$______	50%
Target	$______	100%
Maximum	$______	150%
4.	Forfeiture of Units.
     All Units granted will be forfeited if, prior to the removal of restrictions on the Units awarded hereunder as provided below in Section 8, the Grantee voluntarily or involuntarily terminates employment for any reason other than as described below in Section 5. Each Grantee, by his or her acceptance of the Units, agrees to execute any documents requested by the Company in connection with such forfeiture. Such provisions with respect to forfeited Units shall be specifically performable by the Company in a court of equity or law. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Units shall cease and terminate, without any further obligation on the part of the Company.
5.	Removal of Restrictions due to Death, Terminations due to Total and Permanent Disability and Retirement, Certain Involuntary Terminations, and Terminations following a Change in Control.
     At the time and on the date of the Grantee’s death, termination of employment due to Total and Permanent Disability or Retirement (but not before attaining the age of 55, unless expressly approved in advance by the Company), involuntary termination of employment due to a general reduction in force or specific elimination of the Grantee’s job, or termination of employment for any reason following a Change in Control, while employed by the Company or a Subsidiary, all restrictions placed on each Unit awarded shall be removed, and the measurement cycle for purposes of Section 6 and Section 8 below will be deemed to have ended. The amount of the award of Units shall be prorated, which will be the product of the “Target” performance level discussed above in Section 3, multiplied by the ratio of actual months of service to 36 months of the original measurement cycle, with the resulting product being increased, if appropriate, as provided below in Section 6. The Grantee, or his legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated amount of Units at the time provided for in Section 8.

6.	Account Credits.
     No physical certificates representing the number of Units awarded shall be issued to the Grantee, but an account will be established and maintained for the Grantee, in which each grant of Units to the Grantee will be recorded, with the final number of Units as determined in accordance with Section 3 or Section 5 above. During such time, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Units, except that upon the vesting of the Units as described above in Section 5 or below in Section 8, the Grantee’s account shall be credited with the amount of Units equal to the amount of dividends that are declared and paid on shares of Common Stock during each fiscal quarter of the measurement cycle, in accordance with Section 3 or Section 5 above (“dividend equivalents”). The number of Units upon which dividend equivalents will be credited for the benefit of the Grantee is the total amount of Units finally determined to have been earned by the Grantee at the end of the measurement cycle in accordance with Section 3 or Section 5 above, as appropriate. The total amount of each quarterly dividend equivalent shall be converted to Units, by dividing such dividend equivalent amount by the price of the Common Stock on the last trading day of the month during each quarter that such dividends are paid during the appropriate measurement cycle.
7.	Adjustment Upon Changes in Stock.
     If there shall be any change in the number of shares of Common Stock outstanding resulting from subdivision, combination, or reclassification of shares, or through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, an appropriate adjustment in the number of Units with respect to which restrictions have not lapsed shall be made by the Committee. Depending upon the change in corporate structure, the Committee will issue additional Units or substitute Units to the Grantee for his account, which shall have the same restrictions, terms and conditions as the original Units.
8.	Removal of Restrictions and Distribution of Common Stock.
     The Grantee shall receive a distribution of whole shares of Common Stock equal in number to the Units finally determined to be earned as set forth in Section 3 above, as increased, if appropriate, as provided in Section 6 above, provided the Grantee has been an employee of the Company or a Subsidiary with continuous service during the term of the measurement cycle, except in the event of the Grantee’s employment termination as discussed above in Section 5. Distribution of shares of Common Stock as provided for in this Section 8 or above in Section 5 shall occur as soon as administratively possible following the last trading day of the quarter in which the measurement cycle ends, as provided for in either Section 3 or Section 5 above, as the case may be, on a date within the same calendar year or, if later, not more than 90 days following the date upon which the Grantee incurs a “separation from service” as defined below. Notwithstanding the immediately preceding sentence, in the case of a distribution of shares on account of any employment termination as provided for in Section 5 other than death, a distribution on behalf of the Grantee, if the Grantee is a “specified employee” as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s “separation from service” as defined in Code Section 409A and the regulations issued thereunder (or, if earlier, the date of death of the Grantee). From and after the date of receipt of such shares, the

Grantee or the Grantee’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such stock subject to applicable state and federal regulations.
9.	Withholding Requirement.
     Upon the removal or lapse of the restrictions on the Units, the amount of shares of Common Stock to be distributed by the Company to the Grantee, which are equal to the number of Units finally determined to be earned by the Grantee as set forth in Sections 3 and Section 6 above, shall be subject to applicable withholding requirements for income and employment taxes arising from the removal or lapse of the restrictions on the Units.
10.	Modification.
     This Agreement may be changed or modified without the Grantee’s consent or signature, if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder, or otherwise to comply with any law.
     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first written above.

GRANTEE:	ATMOS ENERGY CORPORATION

Signature:	By:

Robert W. Best
Printed Name:		Chairman, President and Chief Executive Officer

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